Putnam Arizona Tax Exempt Income Fund, November 30, 2012, semi annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A				  980
Class B		  		   21
Class C		    		   39
Class M		     	           18

72DD2

Class Y		    		   41

73A1

Class A			     0.167930
Class B			     0.137504
Class C	      	             0.130403
Class M	      	             0.154311


73A2

Class Y			     0.178252

74U1

Class A				5,882
Class B				  164
Class C				  306
Class M				  119

74U2

Class Y				  243

74V1

Class A				 9.68
Class B				 9.67
Class C				 9.69
Class M				 9.69


74V2

Class Y				 9.69

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.